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                                                                   EXHIBIT 10.16

                         ORBIMAGE DISTRIBUTION AGREEMENT

            THIS ORBIMAGE DISTRIBUTION AGREEMENT (the "Agreement") is entered into this 8th day of February, 1999 by and between Orbital Imaging Corporation, a corporation organized and existing under the laws of Delaware ("ORBIMAGE"), whose principal place of business is 21700 Atlantic Blvd., Dulles, Virginia, 20166 United States of America, and Geographic Information Services and Technology Transfer NetCorp, Inc. ("GTT NetCorp"), a corporation organized and existing under the laws of Florida ("DISTRIBUTOR"), whose principal place of business is 6301 Memorial Highway Suite 101, Tampa, Florida 33615.

                                    RECITALS

            WHEREAS, ORBIMAGE is authorized by the United States Department of Commerce (the "DOC") to operate a private remote-sensing space system pursuant to a license dated May 5, 1994, as amended (the "DOC License"); and

            WHEREAS, pursuant to the DOC License, ORBIMAGE is in the business of selling high resolution satellite imagery to commercial and government users throughout the world; and

            WHEREAS, DISTRIBUTOR desires to distribute ORBIMAGE satellite imagery inside the Territory (as defined herein) and to use the ORBIMAGE Trademarks (as defined herein) in connection therewith, on the terms and conditions set forth in this Agreement; and

            WHEREAS, ORBIMAGE desires to appoint DISTRIBUTOR as a distributor of such imagery in the Territory, and to grant DISTRIBUTOR a license to use the ORBIMAGE Trademarks in connection therewith, on the terms and conditions set forth in this Agreement; and

            WHEREAS, the DOC License contains certain requirements and limitations with respect to the sale of such imagery applicable to ORBIMAGE and DISTRIBUTOR, as more fully described in the DOC License and described in part herein.

            NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.  DEFINED TERMS

            Capitalized terms used in this Agreement shall have the meanings set forth below:

            "Basic Products" shall mean (a) OrbView Data, and (b) the following products produced from OrbView Data: (i) system-corrected products (radiometrically- and geometrically-corrected satellite data using ephemeris data), (ii) precision-corrected products using external ground


                                      -35-
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control data, and (iii) ortho imagery using digital elevation models.

            "Distributor Archive" shall mean DISTRIBUTOR's archive of Basic Products of the Territory acquired from ORBIMAGE hereunder, including, without limitation, OrbView Data and OrbView Images, but shall not include Basic Products or Value-Added Products in the OrbNet Archive.

            "DOC" has the meaning set forth in the Recitals.

            "DOC License" has the meaning set forth in the Recitals.

            "Exclusive Territory" means the countries set forth on Schedule 1(a) hereto.

            "FCPA" has the meaning set forth in Section 14(b).

            "Gross Revenues" means all revenues generated from or attributable to the sale or other disposition of the applicable product or service and actually received by the applicable party, net of any amounts received as or for any sales, use, customs or other taxes required to be collected under applicable law, provided that in no event shall the amount of any income or similar taxes be excluded from the calculation of gross revenues.

            "Guaranteed Annual Minimum" has the meaning set forth in Section 7(b) hereof.

            "High-Resolution Satellite(s)" means one or both of the high-resolution imaging satellites being constructed by ORBIMAGE or its affiliates that are currently designated "OrbView-3" and "OrbView-4."

            "Land Remote Sensing Policy Act" means The Land Remote Sensing Policy Act of 1992 (15 U.S.C.S Section 5601 et seq.), the regulations promulgated thereunder (15 C.F.R. Part 960, et seq.) and any orders or policies announced or implemented thereunder, as such may be amended or replaced from time to time.

            "Marketing Materials" has the meaning set forth in Section 3(f).

            "Non-Exclusive Territory" means Venezuela.

            "OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

            "Operational Date" shall mean the date upon which ORBIMAGE, in its sole discretion, declares either the OrbView-3 or OrbView-4 satellite to be operational, whichever occurs first.

            "Operational Year" shall mean the twelve-month period commencing on the Operational

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Date and each succeeding twelve-month period commencing on the anniversary of the Operational Date during the term of this Agreement.

            "ORBIMAGE Trademarks" shall mean (a) the trademarks and/or service marks set forth on Schedule 1(b) hereto and (b) the graphic design marks in the form shown on Schedule 1(b) hereto, whether or not registered with the competent authorities of any country inside or outside of the Territory.

            "OrbNet Archive" means ORBIMAGE's archive of Basic Products and Value-Added Products, including, without limitation, OrbView Data and OrbView Images, but shall not include any Basic Product or Value-Added Product in the Distributor Archive.

            "OrbView Data" means (i) one-meter panchromatic and four-meter multispectral data sets generated by the High-Resolution Satellites; and (ii) two-meter panchromatic data sets generated by the OrbView-4 satellite; in each case meeting the Performance Parameters.

            "OrbView Image" means one 8 km x 8 km panchromatic or multispectral Basic Product images produced from OrbView Data.

            "Performance Parameters" means the performance parameters for the High Resolution Satellites and the OrbView Data set forth on Schedule 1(c) hereto.

            "Person" means an individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision thereof.

            "Standard Operating Procedures" has the meaning set forth in Section 3(b).

            "Suggested Retail Price" means ORBIMAGE's written list of suggested retail prices for Level 1 Products in effect from time to time.

            "Territory" means the Exclusive Territory and the Non-Exclusive Territory.

            "U.S. Income Taxes" means taxes on or measured by net income imposed by the United States Government, any state of the United States, or any locality, municipality or subdivision thereof.

            "Value-Added Products" means any products derived in whole or in part from OrbView Data, including derivative works created from OrbView Data, but does not include Basic Products.

            "Value-Added Reseller Agreement" has the meaning set forth in
Section 3(c).

            "Value-Added Resellers" has the meaning set forth in Section 3(c).


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SECTION 2.  APPOINTMENT OF DISTRIBUTOR

            (a) Appointment. Subject to the terms and conditions of this Agreement, including, without limitation, Sections 2(c) and 5, ORBIMAGE hereby appoints DISTRIBUTOR as its:

                        (i) exclusive distributor in the Territory of Basic
            Products of the Territory contained in the Distributor Archive, solely for sale to customers located in the Territory;

                        (ii) non-exclusive distributor in the Territory of Basic
            Products and Value-Added Products contained in the OrbNet Archive, solely for sale to customers located in the Territory.

            Notwithstanding the foregoing, ORBIMAGE shall have the right to appoint additional distributors in the Non-Exclusive Territory to distribute OrbView Data; provided, however, that such distributors shall have no right to distribute Basic Products of the Territory contained in the Distributor Archive. DISTRIBUTOR hereby accepts the foregoing appointment on the terms and subject to the conditions of this Agreement.

            (b) No Resale of Basic Products by Customers. DISTRIBUTOR acknowledges and agrees that as a condition of any sale of Basic Products to any customer hereunder (other than to a Value Added Reseller), Distributor shall require each customer to enter into a written end-user license agreement in the form of Exhibit A hereto, in which such customer agrees, among other things, that it will use the Basic Products for internal purposes only and will not make derivative works of, or sell, resell, transfer, license or otherwise distribute, such Basic Products to any other Person.

SECTION 3.  RIGHTS AND OBLIGATIONS OF DISTRIBUTOR

            (a) Exclusive Reception Rights. Subject to the terms and conditions of this Agreement, including, without limitation Section 5, DISTRIBUTOR shall have the exclusive right in the Exclusive Territory to receive OrbView Data from ORBIMAGE. ORBIMAGE shall deliver such OrbView Data to DISTRIBUTOR in such manner other than satellite downlink as ORBIMAGE shall determine from time to time. DISTRIBUTOR shall pay ORBIMAGE the processing fee set forth on Schedule 7 for all OrbView Images requested by DISTRIBUTOR and processed by ORBIMAGE hereunder. During the term of this Agreement, ORBIMAGE agrees that it shall not downlink any OrbView Data of the Territory to an earth station located in the Exclusive Territory to any Person other than DISTRIBUTOR, nor license any Person to receive OrbView Data of the Territory at an earth station located in the Exclusive Territory, without DISTRIBUTOR's prior written consent.

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            (b) Standard Operating Procedures. DISTRIBUTOR shall make all requests for OrbView Data hereunder in accordance with ORBIMAGE's Standard Operating Procedures, to be provided by ORBIMAGE, as such procedures may be amended by ORBIMAGE from time to time ("Standard Operating Procedures").

            (c) Sale of Value-Added Products. Subject to the terms and conditions of this Agreement, including without limitation, the exclusivity and territorial limitations set forth in Sections 2(a) and 2(c), DISTRIBUTOR shall have the right, on its own behalf, and may sublicense third parties located in the Territory acceptable to ORBIMAGE ("Value Added Resellers"), to create and sell Value-Added Products using OrbView Data from the Distributor Archive and the OrbNet Archive. Schedule 7 hereto sets forth the fee payable by DISTRIBUTOR for all sales of Value-Added Products pursuant to this Agreement. DISTRIBUTOR acknowledges and agrees that prior to selling any Value-Added Products, each Value-Added Reseller shall be required to enter into a written value-added reseller license agreement which shall pass through to the Value-Added Reseller the terms and conditions of Sections 2(a), 2(b), 3(f), 3(g), 6, 7(e), 7(f), 12 and 14(a) hereof, and such other terms and conditions of this Agreement as ORBIMAGE shall reasonably determine (a "Value-Added Reseller Agreement").

            (d) Preferred Supplier. As of the Operational Date, DISTRIBUTOR agrees that ORBIMAGE shall be DISTRIBUTOR's preferred supplier of one-meter and two-meter panchromatic and four-meter multispectral satellite imagery, and before purchasing such satellite imagery from any other provider, DISTRIBUTOR shall seek to acquire such imagery from ORBIMAGE pursuant to the terms of this Agreement or, if not otherwise provided herein, on terms and conditions to be agreed by the parties.

            (e) General Obligations as a Distributor. Distributor agrees that all sales of Basic Product and Value-Added Products hereunder shall be made at DISTRIBUTOR's sole expense, for its own account. DISTRIBUTOR and ORBIMAGE acknowledge and agree that DISTRIBUTOR shall be free to establish all retail prices for the sale to customers in the Territory of Basic Products (whether from the Distributor Archive or the OrbNet Archive), including OrbView Images generated therefrom, and Value-Added Products. In addition, DISTRIBUTOR shall be free to establish the license fees payable to DISTRIBUTOR by the Value-Added Resellers. DISTRIBUTOR further agrees that during the term hereof, DISTRIBUTOR shall use its best efforts to market, promote and distribute the Basic Products to customers inside of the Territory in accordance with this Agreement. DISTRIBUTOR further agrees that in marketing, promoting and distributing the Basic Products, it shall use the highest ethical and business standards and that it shall not take any action which would cause injury to the business, name, goodwill or reputation of ORBIMAGE. DISTRIBUTOR shall deliver to ORBIMAGE copies of all marketing and promotional materials proposed to be used by DISTRIBUTOR from time to time in connection with the distribution and sale of Basic Products and Value-Added Products hereunder, and copies of all changes and revisions thereto ("Marketing Materials") If ORBIMAGE reasonably objects to the contents of any such

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Marketing Materials, ORBIMAGE shall have to right to require DISTRIBUTOR to make reasonable changes to the contents of such Marketing Materials. Without limitation, all Marketing Materials shall comply with the requirements of
Section 6 of this Agreement.

            (f) Government Approvals. During the term of this Agreement and subject to Section 2(a), DISTRIBUTOR shall obtain and maintain during the term of this Agreement all approvals or licenses of all governmental authorities within the Territory necessary to perform its obligations under this Agreement.

            (g) Restrictions on Use of Basic Products and Value-Added Products. DISTRIBUTOR shall not sell, distribute, transmit or otherwise distribute any Basic Products or Value-Added Products to (i) any Person who is headquartered in, organized under the laws of or a citizen of any country on the U.S. State Department list of terrorist countries, (ii) any Person who is subject to sanctions administered by OFAC, including, without limitation, Persons who are designated by OFAC from time to time as "Specially Designated Nationals or Blocked Persons," or (iii) any Person who under U.S. laws, regulations or orders is otherwise prohibited from receiving such products.

            (h) U.S. Government Archival Sales. DISTRIBUTOR hereby acknowledges and agrees that that under the DOC License, the United States Government has the right to purchase OrbView Data tasked at DISTRIBUTOR's request for inclusion in the U.S. Department of Interior's National Satellite Land Remote Sensing Data Archive (the "DOI Archive") for sale to the public on a cost of fulfillment basis. DISTRIBUTOR hereby acknowledges that any sale of OrbView Data from the DOI Archive to Persons in the Territory shall not be deemed to be a breach of DISTRIBUTOR's exclusive distribution rights in the Territory set forth in
Section 2(a) hereof.

SECTION 4.  RIGHTS AND OBLIGATIONS OF ORBIMAGE

            (a) Provision of OrbView Data. Subject to the terms and conditions set forth herein, ORBIMAGE shall provide DISTRIBUTOR with OrbView Data as requested by DISTRIBUTOR pursuant to Section 3 hereof.

            (b) Sales From Distributor Archive Outside of Territory. Nothing in this Agreement shall prevent ORBIMAGE from selling or otherwise distributing data, images and products contained in the Distributor Archive to customers located outside of the Exclusive Territory; provided, however, that ORBIMAGE shall pay DISTRIBUTOR the fee set forth in Schedule 7 for each sale by ORBIMAGE of any OrbView Data of the Territory contained in the Distributor Archive to customers located outside of the Exclusive Territory.

            (c) Limitations on Obligations. Notwithstanding anything herein to the contrary, ORBIMAGE's obligations under this Agreement are limited by, and ORBIMAGE shall have the

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right to curtail or terminate the transmission of OrbView Data because of:

                        (i) The technical limitations and capabilities of the
            High-Resolution Satellites, including, without limitation, temporary or permanent failures of the High-Resolution Satellites or related systems;

                        (ii) The requirements of the Land Remote Sensing Policy
            Act;

                        (iii) Any actions by the United States Government or any
            applicable foreign governmental authority which limits or precludes ORBIMAGE's performance hereunder; or

                        (iv) DISTRIBUTOR's noncompliance with or breach of its
            obligations as set forth herein, including, but not limited to, nonpayment of any amounts required to be paid by DISTRIBUTOR hereunder.

SECTION 5.  UNITED STATES AND OTHER GOVERNMENT CUSTOMERS

            No provision of this Agreement shall prevent or restrict ORBIMAGE from granting U.S. Government customers the right (a) to task the High Resolution Satellites for imaging purposes when they pass over the Territory, and (b) to directly receive for non-commercial purposes OrbView Data of the Territory or any area of the world outside of the Territory at an earth station
(i) located in the Territory or (ii) with an acquisition radius that overlaps the Territory. In addition, no provision of this Agreement shall prevent or restrict ORBIMAGE from selling OrbView Data (through direct downlink or otherwise), Basic Products or Valued-Added Products of the Territory or any other area of the world to military, defense and intelligence customers in the Territory for non-commercial purposes.

SECTION 6.  INTELLECTUAL PROPERTY RIGHTS

            (a) Ownership. DISTRIBUTOR agrees that (i) ORBIMAGE has sole and exclusive title to and ownership of all copyrights, trade secrets, patents, and other intellectual property rights in the OrbView Data and in any graphic or other representations thereof, including, without limitation, Basic Product and OrbView Images, and that DISTRIBUTOR shall not have any rights of ownership therein, (ii) ORBIMAGE's copyright in OrbView Data shall arise upon the first fixation and creation of OrbView Data, which DISTRIBUTOR agrees shall occur upon generation thereof by the High-Resolution Satellites, and (iii) all issues arising out of or relating to copyrights, trade secrets, patents, and other intellectual property rights in the OrbView Data and in any graphic representation thereof shall be governed by the laws of the United States of America and/or the Commonwealth of Virginia, as applicable.

            (b) Copyright License. ORBIMAGE hereby grants to DISTRIBUTOR a non-

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exclusive license to use, reproduce, distribute, transmit, perform and display publicly the OrbView Data and/or any graphic or other representations thereof, including, without limitation, Basic Product and OrbView Images, and to make derivative products thereof, on the terms and conditions set forth in this Agreement. DISTRIBUTOR shall own the media on which OrbView Data or Value-Added Products are recorded.

            (c) Non-Circumvention. DISTRIBUTOR agrees that ORBIMAGE may, at any time during the term of this Agreement, adopt technological systems for the purpose of preventing or reducing unauthorized reproduction of the OrbView Data, including, but not limited to, inclusion of a "digital watermark" system. DISTRIBUTOR agrees and acknowledges not to circumvent such systems or to assist or encourage others to circumvent such systems.

            (d) Trademark Ownership and License DISTRIBUTOR agrees that ORBIMAGE has sole and exclusive title to the ORBIMAGE Trademarks, and that DISTRIBUTOR shall not have any rights of ownership therein. ORBIMAGE hereby grants to DISTRIBUTOR a non-exclusive, royalty-free, fully paid-up license to use the ORBIMAGE Trademarks in connection with the advertising, promotion and sale of OrbView Data and graphic representations thereof, including, without limitation, Basic Product and OrbView Images, on the terms and conditions set forth in this Agreement. DISTRIBUTOR further agrees that (i) ORBIMAGE may, in its sole discretion, require that one or more of the ORBIMAGE Trademarks be reproduced or "burned in" on all copies of Basic Products produced by DISTRIBUTOR, and (ii) ORBIMAGE may, in its sole discretion, register the ORBIMAGE Trademarks in any country or jurisdiction within the Territory, and that DISTRIBUTOR shall cooperate with ORBIMAGE in such registration. DISTRIBUTOR further agrees to comply with ORBIMAGE's reasonable instructions with respect to the use of any ORBIMAGE Trademarks.

            (e) Legend. DISTRIBUTOR shall (i) print in a noticeable fashion the following notice on all copies of Basic Products it produces, including, without limitation, OrbView Images, and (ii) require its customers to agree in writing that they will print in a noticeable fashion the following notice on all copies of Basic Products generated by such customers from OrbView Data provided to them in data form:

            "(copyright) [year of reception] Orbital Imaging Corporation. All Rights Reserved. "

SECTION 7.  PAYMENT TERMS

            (a) Sales of OrbView Images and Value Added-Products; Processing Fee. DISTRIBUTOR agrees that it shall pay ORBIMAGE the fees set forth on
Schedule 7 hereto for (i) all OrbView Images requested by DISTRIBUTOR hereunder,
(ii) all sales of such OrbView Images by DISTRIBUTOR (including any transfers or other dispositions, whether or not in exchange for consideration), and (iii) all sales of Value-Added Products. In addition, DISTRIBUTOR agrees that it shall pay ORBIMAGE the processing fee set forth on Schedule 7 for each OrbView Image requested by DISTRIBUTOR and processed by ORBIMAGE.

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            (b) Guaranteed Minimum Annual Sales; Letter of Credit.

                        (i) In consideration of this Agreement, DISTRIBUTOR
            agrees that it shall pay ORBIMAGE in each Operational Year during the term hereof the minimum amount set forth on Schedule 7 (the "Guaranteed Annual Minimum"), whether or not DISTRIBUTOR sells any Basic Products or Value Added Products hereunder. DISTRIBUTOR shall pay the Guaranteed Annual Minimum in equal monthly installments during the term hereof. DISTRIBUTOR shall pay the first monthly installment of the Guaranteed Annual Minimum within thirty (30) days following the Operational Date of the first High-Resolution Satellite to be commissioned. Thereafter, DISTRIBUTOR shall pay subsequent monthly installments of the Guaranteed Annual Minimum in arrears no later than the first business day (in Dulles, Virginia) of each month. DISTRIBUTOR acknowledges that ORBIMAGE shall not issue invoices for the Guaranteed Annual Minimum and agrees that it shall nevertheless pay the Guaranteed Annual Minimum when due.

                        (ii) Ninety (90) days prior to the Operational Date,
            DISTRIBUTOR shall establish (and renew thirty days prior to the beginning of each subsequent Operational Year, during the term hereof) an irrevocable letter of credit for the benefit of ORBIMAGE in the amount of the Guaranteed Annual Minimum in order to guaranty the payment of the Guaranteed Annual Minimum. Such letter of credit shall be opened or confirmed by such U.S. bank and shall be in such form as are reasonably acceptable to ORBIMAGE. ORBIMAGE shall draw down on the letter of credit as the Guaranteed Annual Minimum becomes due pursuant to subparagraph 7(b)(i) above.

            (c) Sales by ORBIMAGE. ORBIMAGE shall pay DISTRIBUTOR the amount set forth in Schedule 7 hereto for each sale by ORBIMAGE of any OrbView Data pursuant to Section 4(b). No later than the fifteenth (15) business day of each quarter, ORBIMAGE shall deliver to DISTRIBUTOR a report setting forth the amount owed to DISTRIBUTOR from such sales, which amount shall be credited against any amounts owed by DISTRIBUTOR pursuant to Section 7(d)((ii).

            (d) Invoicing for Sales of OrbView Images and Value-Added Products.

                        (i) No later than the fifteenth (15) business day of
            each month, ORBIMAGE shall have received from DISTRIBUTOR a report listing all (A) OrbView Images sold by DISTRIBUTOR during the previous month, the number of sales for each such image, and the sellers thereof and (B) Gross Revenues subject to the fee for the sale of Value-Added Products during the previous month and the sellers thereof. If DISTRIBUTOR does not timely provide said report, ORBIMAGE shall be entitled to make its own sales estimate, which estimate shall be conclusive and binding on DISTRIBUTOR.

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                        (ii) ORBIMAGE shall invoice DISTRIBUTOR on a monthly
            basis in arrears for all amounts due under this Agreement, based on the applicable monthly report or estimate of sales. Such invoice shall include all amounts owed by DISTRIBUTOR hereunder, pro rated on a monthly basis (other than the Guaranteed Annual Minimum), including, without limitation, all amounts owed for the sale of Basic Products and Value-Added Products and the processing fee set forth on Schedule 7 hereto, less any amounts owed to DISTRIBUTOR pursuant to Section 7(c). To the extent required by applicable law, such invoices shall include any taxes or other charges required to be paid by the other party, including, without limitation, sales taxes. DISTRIBUTOR shall pay all such invoices in full within thirty
            (30) days of receipt.

            (e) Records. DISTRIBUTOR shall keep accurate records of its activities that give rise to the payment requirements under this Agreement. Such records shall be in a form that is sufficient to demonstrate compliance with the provisions of this Agreement. This obligation shall survive two (2) years following termination of this Agreement.

            (f) Audit Rights. ORBIMAGE shall have the right to audit (under a duty of confidentiality) DISTRIBUTOR's records for the sole purpose of confirming any amounts payable to ORBIMAGE by DISTRIBUTOR hereunder, by giving fifteen (15) days written notice to DISTRIBUTOR. The audit shall be carried out by ORBIMAGE or its representatives. DISTRIBUTOR shall make their records available to ORBIMAGE during normal business hours, within thirty (30) days of DISTRIBUTOR's receipt of ORBIMAGE's written request. ORBIMAGE shall complete its audit within fifteen (15) days of obtaining access to such records, and shall deliver its results to DISTRIBUTOR within thirty (30) days of the completion of the audit. The costs of the audit shall be borne by ORBIMAGE, unless it is determined that DISTRIBUTOR has underpaid amounts due to ORBIMAGE hereunder by more than five percent (5%), in which case DISTRIBUTOR shall pay for the cost of the audit. DISTRIBUTOR shall promptly pay any amounts determined to be owed as a result of such audit. This Section 7(f) shall survive for two (2) years following termination of this Agreement.

            (f) Late Payments. All amounts due but remaining unpaid after payment is due under this Agreement shall bear interest until paid at the rate equal to the prime rate announced by Morgan Guaranty Trust Company of New York from time to time, plus two percent (2%), during the period of nonpayment.

SECTION 8.  TAXES

            (a) It is the intention of the parties hereto that ORBIMAGE shall not be responsible for the payment of any taxes, other than ORBIMAGE's U.S. Income Taxes, with respect to any actions taken or payments hereunder, including, without limitation, any actions taken or payments made by ORBIMAGE or DISTRIBUTOR pursuant to or in connection with this Agreement. Accordingly, all payments owed by DISTRIBUTOR to ORBIMAGE hereunder shall be made free and clear of any deductions or withholding for taxes, contributions or otherwise and of any liability therefor. In the event DISTRIBUTOR is required by law to withhold any amount from any payment made hereunder, the relevant amount payable shall be increased by such amount as is necessary to make the actual amount received by ORBIMAGE after such withholding equal to the amount that would have been received had no withholding been required, and DISTRIBUTOR shall make such withholding and pay the amount withheld to the relevant taxation authority. DISTRIBUTOR shall obtain from the applicable taxing authority and forward to the other party a certificate of payment of such withholding tax or deduction in such form as shall be acceptable to the tax authorities have jurisdiction over ORBIMAGE. In the event that any jurisdiction in the Territory imposes or seeks to impose any taxes, other than U.S. Income Taxes, on ORBIMAGE as a result of or in connection with ORBIMAGE's or DISTRIBUTOR's performance of this Agreement, or ORBIMAGE's receipt of payment hereunder, DISTRIBUTOR shall indemnify and hold harmless ORBIMAGE, on an after-tax basis, for the full amount of (i) any such additional taxes required to be paid by ORBIMAGE, (ii) any penalties, interests or additions thereon, (iii) any expenses incurred by ORBIMAGE in connection with contesting the imposition of such additional taxes, and (iv) any other costs or expenses incurred by ORBIMAGE in connection therewith.

            (b) It is the intention of the parties hereto that DISTRIBUTOR shall not be responsible for the payment of any taxes, other than DISTRIBUTOR's [U.S.] Income Taxes, with respect to any actions taken or payments hereunder, including, without limitation, any actions taken or payments made by ORBIMAGE or DISTRIBUTOR pursuant to or in connection with this Agreement. Accordingly, all payments owed by ORBIMAGE to DISTRIBUTOR hereunder shall be made free and clear of any deductions or withholding for taxes, contributions or otherwise and of any liability therefor. In the event ORBIMAGE is required by law to withhold any amount from any payment made hereunder, the relevant amount payable shall be increased by such amount as is necessary to make the actual amount received by DISTRIBUTOR after such withholding equal to the amount that would have been received had no withholding been required, and ORBIMAGE shall make such withholding and pay the amount withheld to the relevant taxation authority. ORBIMAGE shall obtain from the applicable taxing authority and forward to the other party a certificate of payment of such withholding tax or deduction in such form as shall be acceptable to the tax authorities have jurisdiction over DISTRIBUTOR.

SECTION 9.  SYSTEM OUTAGES AND FAILURE

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            (a) System Outages. In the event ORBIMAGE is unable to deliver
OrbView Data to the DISTRIBUTOR as a result of a limitation contemplated by
Section 4(c)(i)-(iii) above for a total of more than thirty (30) days during any Operational Year, DISTRIBUTOR's sole and exclusive remedy shall be to extend the term of the term of this Agreement one (1) day for each day in excess of such thirty (30) days that ORBIMAGE is unable to deliver OrbView Data to DISTRIBUTOR; provided, however, that the timing or amount of payments due pursuant to Section 7 shall be extended only if an extension arises under this Section 9(a).

            (b) Satellite Failure. Notwithstanding Section 9(a), if ORBIMAGE determines in its sole discretion that both the OrbView-3 satellite and, if applicable, the OrbView-4 satellite, have failed such that ORBIMAGE can not effect taskings or deliver OrbView Data to DISTRIBUTOR, ORBIMAGE shall be entitled to terminate this Agreement with no liability to ORBIMAGE as a result thereof.

            (c) System Performance. In the event that the High-Resolution Satellites do not meet the Performance Parameters, then the parties shall negotiate in good faith to appropriately modify the provisions of this Agreement relating to the non-performing satellite.

SECTION 10. TERM; TERMINATION

            (a) Term. Subject to this Section 10, the term of this Agreement shall commence on the date of this Agreement and shall continue in effect for a period of five (5) years following the Operational Date.

            (b) Termination by ORBIMAGE. This Agreement may be terminated by ORBIMAGE at any time by written notice to DISTRIBUTOR after the occurrence of any of the following events of default:

                        (i) DISTRIBUTOR shall fail to pay the Guaranteed Annual
            Minimum or any other amount when due hereunder, and such failure shall remain uncured for a period of ten (10) days after the due date thereof;

                        (ii) DISTRIBUTOR shall breach its obligations under
            Sections 3(i) or 14;

                        (iii) DISTRIBUTOR shall breach any of its
            representations, warranties, covenants or other obligations under this Agreement (other than those set forth in Sections 10(b)(i) and (ii) above), and such breach shall remain uncured for a period of thirty (30) days after receipt by DISTRIBUTOR of written notice thereof;

                        (iv) The failure of both the OrbView-3 and OrbView-4
            satellites, in which case ORBIMAGE shall be entitled to terminate this Agreement as provided in Section 9(b);

                        (v) Any amendment to or termination of the DOC License
            which results in ORBIMAGE being unable to perform its obligations hereunder;

                        (vi) Any law, regulation or order is enacted or adopted
            by the United States Government or any applicable foreign governmental authority that limits or prohibits ORBIMAGE from (i) delivering OrbView Data to DISTRIBUTOR or (ii) otherwise performing its obligations hereunder;

                        (vii) The imposition of any currency exchange
            regulations or restrictions in the Territory, unless DISTRIBUTOR provides ORBIMAGE with (A) a written waiver from such regulations or restrictions from the applicable governmental authority, or (B) evidence satisfactory to ORBIMAGE in its sole discretion that DISTRIBUTOR is not subject to such regulations or restrictions, within thirty (30) days of the imposition of such regulations or restrictions; and

                        (viii) DISTRIBUTOR shall become insolvent, admit in
            writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets, initiate or become subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or liquidate or wind up, voluntarily or otherwise.

            (b) Termination by DISTRIBUTOR. This Agreement may be terminated by DISTRIBUTOR at any time by written notice to ORBIMAGE after the occurrence of any of the following events of default:

                        (i) ORBIMAGE shall fail to observe or perform or breach
            any of its covenants, representations, warranties or other obligations under this Agreement (unless such failure is permitted under Section 4(c)), and such failure to observe or perform shall remain uncured for a period of thirty (30) days after receipt by ORBIMAGE of written notice thereof; or

                        (ii) ORBIMAGE shall become insolvent, admit in writing
            its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets, initiate or become subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or liquidate or wind up, voluntarily or otherwise.

            (c) Termination Due to DOC Disapproval. The parties acknowledge that this Agreement is subject to review and approval by the DOC. This agreement shall automatically terminate with no further action required by either party and with no liability to either party if (i) DOC disapproves the Agreement, or
(ii) DOC approves the Agreement subject to certain conditions, and thirty (30) days after receiving notice of such conditions the parties are unable after good faith negotiations to agree on an amendment hereto that satisfactorily addresses such conditions.

            (d) Deployment of ORBIMAGE System. DISTRIBUTOR acknowledges the High Resolution Satellites are currently under development and construction and have not been deployed. It is ORBIMAGE's intent to complete the development, construction and deployment of the OrbView-3 and OrbView-4 satellites. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent ORBIMAGE or its affiliates from terminating the development, construction or deployment of the OrbView-3 or OrbView-4 satellites, and in such event, ORBIMAGE shall be entitled to terminate this Agreement by giving DISTRIBUTOR thirty (30) days written notice. Neither ORBIMAGE nor DISTRIBUTOR shall have any liability to the other as a result of a termination of this Agreement pursuant to this
Section 10(d).

            (e) Termination of Value-Added Reseller Agreements. In the event of the occurrence of any of the following events of default under a Value-Added Reseller Agreement, ORBIMAGE shall have the right to require DISTRIBUTOR to immediately terminate such agreement: A Value-Added Reseller shall breach any of its obligations contained in its Value-Added Reseller Agreement comparable to those set forth in the terms and conditions of Sections 2(a), 2(b), 3(f), 3(h), 6, 7(e), 7(f), 12 and 14(a) hereof, or any such other terms and conditions of this Agreement required to be passed through to the Subdistributor pursuant to
Section 3(c) (and DISTRIBUTOR shall provide ORBIMAGE with prompt notice of any such breach).

            (f) Option to Extend Term. This Agreement may be extended for an additional term of at least one (1) year on such terms and conditions, including, without limitation, pricing, as ORBIMAGE and DISTRIBUTOR shall mutually agree in writing at least ninety (90) days prior to the expiration of the term of this Agreement.

SECTION 11. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

            (a) Representations and Warranties. Each of ORBIMAGE and DISTRIBUTOR represents and warrants to the other as follows:

                        (i) Such party is duly organized and in good standing
            under the laws of its jurisdiction of organization and in each other jurisdiction where such organization or good standing is required for the performance of this Agreement;

                        (ii) Such party has the power and authority, corporate
            or otherwise, to enter into this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of the Agreement by such party has been duly authorized by all necessary action;

                        (iii) The Agreement has been duly executed and delivered
            by such party and
            constitutes a legally valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

                        (iv) Such party's entry into and performance under this
            Agreement does not violate any its certificate of incorporation, bylaws or similar constituent documents, or any law, rule or regulation, judicial, administrative or executive order, or contractual commitment by which such party or its assets is bound.

            (b) Indemnification. Each of ORBIMAGE and DISTRIBUTOR (each, an "Indemnifier") agrees to indemnify and hold harmless the other (the "Indemnitee") from and against all claims, demands or liabilities (including reasonable attorneys' fees) asserted by third parties against the Indemnitee arising out of or in connection with the Indemnifier's breach or asserted breach of this Agreement or any representations, warranties, covenants or agreements contained herein. This indemnification obligation shall survive the expiration or termination of this Agreement.

SECTION 12.  LIMITED WARRANTY; LIMITATION OF LIABILITY

(a)         Limited Warranty.

                        (i) ORBIMAGE hereby warrants to DISTRIBUTOR that any
            Basic Product supplied by ORBIMAGE to DISTRIBUTOR for sale hereunder will, for ninety (90) days from the date of delivery to DISTRIBUTOR, be free from defects in media and substantially conform to ORBIMAGE's specifications when used on appropriate computer hardware.

                        (ii) DISTRIBUTOR hereby warrants to ORBIMAGE that any
            Basic Product supplied by DISTRIBUTOR to ORBIMAGE hereunder will, for ninety (90) days from the date of delivery to ORBIMAGE, be free from defects in media and substantially conform to DISTRIBUTOR's specifications when used on appropriate computer hardware.

            (b) DISCLAIMER OF WARRANTIES. EXCEPT AS SET FORTH IN SECTION 12(A), EACH OF DISTRIBUTOR AND ORBIMAGE HEREBY ACKNOWLEDGE AND AGREE THAT THE OTHER PARTY HAS NOT MADE NOR SHALL IT BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS AND SERVICES BEING PROVIDED BY DISTRIBUTOR AND ORBIMAGE, AS THE CASE MAY BE, HEREUNDER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF DISTRIBUTOR AND ORBIMAGE EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW, COURSE OF PERFORMANCE, CUSTOM OR USAGE IN THE TRADE OR OTHERWISE, WITH RESPECT TO ANY PRODUCTS OR SERVICES TO

BE PROVIDED BY SUCH PARTY HEREUNDER, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT. Without limitation of the foregoing, neither DISTRIBUTOR nor ORBIMAGE represent or warrant that the services and products to be provided by them hereunder shall be provided free of omissions, errors delays or interruptions.

            (c) Warranties by Parties. Neither DISTRIBUTOR nor ORBIMAGE shall make any warranty's, representations or guarantees, whether written or oral, on the other party's behalf.

            (d) Limitation of Liability.

                        (i) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN
            NO EVENT SHALL ORBIMAGE OR DISTRIBUTOR HAVE ANY LIABILITY OR OBLIGATION TO THE OTHER OR THEIR RESPECTIVE CUSTOMERS OR ANY OTHER THIRD PARTY UNDER THIS AGREEMENT FOR LOSS OF USE, REVENUE OR PROFIT, BUSINESS INTERRUPTION, OR FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES HEREUNDER, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, EVEN IF ORBIMAGE OR DISTRIBUTOR, AS THE CASE MAY BE, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                        (ii) IN NO EVENT SHALL ORBIMAGE'S CUMULATIVE LIABILITY
            IN THE AGGREGATE IN CONNECTION WITH THIS AGREEMENT OR THE PRODUCTS OR SERVICES BEING PROVIDED BY ORBIMAGE HEREUNDER FROM ANY AND ALL CAUSES OF ACTION OF ANY KIND, INCLUDING, WITHOUT LIMITATION, TORT, CONTRACT, NEGLIGENCE OR OTHERWISE, EXCEED US$50,000.

SECTION 13. DISPUTE RESOLUTION

            (a) Arbitration. Any controversy or claim in respect of this Agreement or the performance hereunder by either party hereto shall be settled by final and binding arbitration administered by the American Arbitration Association ("AAA") in accordance with the International Arbitration Rules of the AAA then in effect (the "Rules") (to the extent not modified by this Section
13). In the event that more than one claim or controversy arises under this Agreement, such claims or controversies may be consolidated in a single arbitral proceeding. The arbitral tribunal shall be composed of three (3) arbitrators, of which one arbitrator shall be appointed by each party and the third shall be appointed by the two arbitrators or the AAA, as provided herein. Either party may initiate arbitration hereunder by written notice to the other and the AAA, which notice shall include the appointment of such party's arbitrator. Notice to the AAA shall be sent to its International Center located at 140 West 51st Street, New York, New York 10020-1203. The other party shall appoint its arbitrator within thirty (30) days of its receipt of said notice. If such party fails to appoint its arbitrator within such time period, the AAA shall appoint the second arbitrator. Within fifteen
(15) days of the appointment of the second arbitrator, the two arbitrators shall appoint the third arbitrator, who shall be expert in satellite remote sensing systems and shall act as the chairman of the arbitral. If the two arbitrators are unable to agree on the third arbitrator within such time period, the AAA shall appoint the third arbitrator. The two arbitrators appointed by the parties shall be expert in international commercial and contractual disputes. The arbitrators shall be fluent in English and the arbitration shall be conducted in English. The arbitration shall be held in Washington, D.C. In resolving the dispute, the arbitral tribunal shall apply the laws of the Commonwealth of Virginia and the applicable laws of the United States of America, without giving effect to the conflict of law rules thereof. Judgment upon any award rendered by the arbitrators may be entered in any U.S. or non-U.S. court having jurisdiction over the matter. The parties agree that if it becomes necessary for any party to enforce an arbitral award by a legal action or additional arbitration or judicial methods, the party against whom an award is enforced shall pay all reasonable costs and attorneys' fees incurred by the party seeking to enforce the award.

            (b) Consent to Jurisdiction. To the fullest extent permitted by law, the parties waive all requirements as to personal jurisdiction with respect to any judicial enforcement of the arbitration award or any judicial proceeding to enforce this arbitration provision.

            (c) Continuing Obligations. The existence of any dispute between the parties, whether the same is the subject of an arbitration proceeding or not, shall not relieve the parties of their obligations under this Agreement.

            (d) Access to ORBIMAGE System. Pending a final determination by the arbitrators, if DISTRIBUTOR is in default on its payment obligations under this Agreement or if the dispute subject to the arbitration relates to any U.S. law or regulation which might require ORBIMAGE to limit or terminate DISTRIBUTOR's right to receive OrbView Data, then ORBIMAGE shall have the right to limit or terminate DISTRIBUTOR's ability to receive OrbView Data upon the commencement of an arbitration proceeding, and in the event ORBIMAGE elects to exercise such right and notwithstanding any determination by the arbitrators, ORBIMAGE shall have no liability to DISTRIBUTOR as a result of such limitation or termination of access unless ORBIMAGE acted in bad faith in limiting or terminating DISTRIBUTOR's access.

            (e) Exclusive Remedy. The rights of the parties under this Section 13 shall be the exclusive remedy with respect to any dispute regarding any matter covered by this Agreement.

            (f) Injunctive Relief. Notwithstanding Section 13(e), DISTRIBUTOR agrees that in the event that it breaches the provisions of Section 7 or the Non-Disclosure Agreement described in Section 16, ORBIMAGE would be irreparably injured and that the remedies available under this Section 13 or at law for such breach would be inadequate. In such event, DISTRIBUTOR agrees that ORBIMAGE shall be entitled to temporary or other injunctive relief, including, without limitation, specific performance, without necessity of proving monetary damages or posting a bond, pending final resolution of the matter in accordance with this
Section 13.

SECTION 14. COMPLIANCE WITH LAWS

            (a) DOC License. DISTRIBUTOR acknowledges that this Agreement and ORBIMAGE's performance hereunder is subject to the terms and conditions of the DOC License, a copy of which has been provided to DISTRIBUTOR. Without limitation, the DOC License requires ORBIMAGE to operate the High Resolution Satellites in a manner that preserves the United States national security and observes international obligations and foreign policies of the United States and that DISTRIBUTOR abide by the terms and conditions of the DOC License addressing United States national security, international obligations and foreign policies. Accordingly, DISTRIBUTOR hereby agrees that it shall abide by the terms and conditions of the DOC License addressing United States national security and international obligations and foreign policies. In addition, DISTRIBUTOR agrees to abide by all other terms and conditions of the DOC License and any other obligations that may be imposed from time to time pursuant to the DOC License. DISTRIBUTOR acknowledges that it has read and understands the terms and conditions of the DOC License.

            (b) Compliance with U.S. and Other Laws. Each of ORBIMAGE and DISTRIBUTOR shall comply in all material respects with all applicable laws, rules and regulations of any applicable governmental authority in the performance of its obligations hereunder. In particular, DISTRIBUTOR agrees that it shall comply fully with all United States laws and regulations applicable to this Agreement, including, without limitation, (i) the Land Remote Sensing Act, and (ii) the Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et seq.), as amended (the "FCPA"), and applicable regulations.

            (c) FCPA. DISTRIBUTOR represents and warrants that in connection with its obligations under this Agreement, and any services performed for, on behalf of, or for the benefit of ORBIMAGE, DISTRIBUTOR has not, directly or indirectly or indirectly, offered, paid, promised to pay or authorized the payment of, any money, any gift, or anything of value:

                        (i) to any person who is an official, agent, officer,
            employee or representative of any government, including, without limitation, any department, agency, or instrumentality thereof, and any person acting in an official capacity therefor or on behalf thereof;

                        (ii) to any customer or potential user of Basic Products
            or Value-Added Products;

                        (iii) to any candidate for political office, any
            political party or any official of a political party; or

                        (iv) to any other person or entity while knowing that
            all or any portion of such money, gift of thing of value will be offered, given or promised, directly or indirectly, to any of the foregoing persons.

            (d) Facilitating Payments. DISTRIBUTOR represents, warrants and covenants that no gratuity, gift or payment of any nature has been, or will be accepted or made where the intent of the offeror was, or is, to influence unlawfully the entering into or performance of this Agreement. DISTRIBUTOR also represents, warrants and covenants that any facilitating gratuity or gift offered or made that is expressly permitted under the FCPA and the terms of this Agreement shall meet the following conditions:

                        (i) be consistent with applicable social and ethical
            standards, and accepted business practices;

                        (ii) be of such limited value as not to be deemed a bribe, payoff or any other form of improper inducement or payment, and

                        (iii) be of such nature that its disclosure will not embarrass ORBIMAGE.

            DISTRIBUTOR acknowledges that it has read and understands the FCPA.

            (e) Export Control and Munitions Regulations. DISTRIBUTOR acknowledges that ORBIMAGE is subject to United States Arms Export Control Act and International Traffic In Arms Regulations (22 U.S.C. Section 275 et seq., 22 C.F.R. Part 120, et seq.) and other laws and regulations which govern the export of certain technology related to the transmission and receipt of OrbView Data. DISTRIBUTOR agrees that it shall not directly or indirectly do any act or take any action which will constitute a violation or which will cause ORBIMAGE to violate such laws or regulations and DISTRIBUTOR will do all things necessary for ORBIMAGE to comply with such laws and regulations.

            (f) Permits. Each party shall be solely responsible for securing any permits or licenses it may need to fulfill its obligations under this Agreement. Without limitation, ORBIMAGE shall be solely responsible for securing any permits or licenses it may need to export products from the United States under this Agreement and DISTRIBUTOR shall be solely responsible for securing any permits or licenses it may need to import deliverables under this Agreement into the Territory.

SECTION 15. CHANGE IN CONTROL

            In the event a change in control occurs with respect to DISTRIBUTOR, this Agreement shall be void and of no further force and effect unless ORBIMAGE consents in writing to an assignment of this Agreement, which consent shall not be unreasonably withheld. For purposes of this Agreement a change in control shall be deemed to have occurred if GTT NetCorp (a) ceases to hold fifty-one percent (51%) of the issued and outstanding shares of capital stock or other interests of DISTRIBUTOR entitled to vote generally for the election of directors or persons performing similar functions, or (b) does not have the ability to elect a majority of the directors or persons performing similar functions of DISTRIBUTOR.

SECTION 16.  MISCELLANEOUS

            (a) Notices. All notices given under this Agreement must be in writing and must be given by (i) hand delivery, (ii) facsimile, (iii) by a recognized international overnight courier guaranteeing at least three-day delivery or (iv) by registered or certified mail, return receipt requested and postage prepaid (if available), to:

                 ORBIMAGE:

                     ORBIMAGE
                     21700 Atlantic Boulevard
                     Dulles, VA 20166
                     Telephone: (703) 406-5409
                     Facsimile:  (703) 406-5552
                     Attention:  Steven M. Cox

            DISTRIBUTOR:

                      GTT NetCorp
                      5501 East Longboat Blvd. Suite 101
                      Tampa, FL 33615
                      Telephone: (813) 854-4968
                      Facsimile: (813) 818-9804
                      Attention: J. Armando Guevara

All such notices shall be deemed to have been duly given: (i) when receipt acknowledged, if faxed; (ii) five (5) business days after the date of mailing by sender, or (iii) the date of actual receipt, if given by hand or international courier.

            (b) Successors and Assigns. This Agreement shall be binding upon the parties hereto, their successors and permitted assigns. Neither this Agreement nor any interests or duties of DISTRIBUTOR hereunder may be assigned (by operation of law or otherwise) by DISTRIBUTOR without the express written consent of ORBIMAGE.

            (c) Entire Agreement. This Agreement, including the attachments hereto, contains the entire understanding between DISTRIBUTOR and ORBIMAGE and supersedes all prior written and oral understandings relating to the subject hereof. Any modification or amendment of this Agreement (including the attachments hereto) must be in writing and signed by both Parties.

            (d) Joint Marketing. The parties agree to cooperate to develop a mutually satisfactory strategy with regarding to the marketing of Basic Products in the Territory and the building up of the OrbNet Archive and the Distributor Archive

            (e) Governing Law and Jurisdiction. This Agreement and any and all claims arising under this Agreement or related to the subject matter hereof shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflict of law rule thereof or the Convention on Contracts for the International Sale of Goods.

            (f) Waiver of Sovereign Immunity. Each party hereto (including any assignee or party assuming any rights or obligations under this Agreement) unconditionally and irrevocably:

                        (i) agrees that the execution, delivery and performance
            by it of this Agreement constitutes private and commercial acts rather than public or governmental acts;

                        (ii) agrees that should any legal proceedings be brought
            against it or its assets in relation to this Agreement or any transaction contemplated by this Agreement no immunity (sovereign or otherwise) from such legal proceedings shall be claimed by or on behalf of itself or with respect to its assets, to the maximum extent permitted by law;

                        (iii) to the maximum extent permitted by law, waives any
            such right of immunity (sovereign or otherwise) which it or its assets now has or may acquire in the future; and

                        (iv) consents in respect of the enforcement of any
            judgment against it in any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, to the maximum extent permitted by law, the making, enforcement or execution against or in respect of any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

            (g) Force Majeure. Except as otherwise provided herein, neither party shall be held responsible for failure or delay in performance, delivery or data transmission if such failure or delay is the result of an act of God, the public enemy, embargo, governmental act, fire, accident, war, riot, strikes, inclement weather or other cause of a similar nature that is beyond its control. In the event of such occurrence, this Agreement shall be amended by mutual agreement to reflect an extension in the period of performance and/or time of delivery. Failure to agree on an equitable extension shall be considered a dispute and resolved in accordance with Section 13. This Section 16(g) shall not apply to any failure to perform or delay in performance of any payment obligations hereunder irrespective of the cause.

            (h) Costs. Except as herein otherwise expressly set forth, each party shall bear its own costs and expenses incident to the negotiation and performance of this Agreement.

            (i) Waiver. It is understood and agreed that no failure or delay by ORBIMAGE or DISTRIBUTOR in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder. No waiver of any term or condition of this Agreement shall be deemed to be a waiver of any subsequent breach of any term or condition. All waivers must be in writing and signed by the party sought to be bound.

            (j) Survival. Sections 6, 7, 8, 9(b), 10(d), 11(b), 12, 13, 16(f),
16(g) and 16(p) shall survive the expiration of the term or any termination of this Agreement. Without limitation of the foregoing, DISTRIBUTOR's payment obligations set forth in Section 7(a) shall survive with respect to any OrbView Images or Value-Added Products sold by DISTRIBUTOR or Value-Added Resellers to customers in the Territory prior to or following the expiration of the term or the termination of this Agreement.

            (k) Severability. If any part of this Agreement shall be held unenforceable, the remainder of this Agreement will nevertheless remain in full force and effect.

            (l) Headings; Appendixes. Headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The appendixes, exhibits and schedules described in this Agreement and attached hereto are an integral part hereof and are incorporated herein by this reference.

            (m) Independent Contractors. DISTRIBUTOR and ORBIMAGE are independent contractors to one another, neither party has the authority to bind the other in any way or to any third party, and nothing in this Agreement shall be construed as granting other party the right or authority to act as a representative, agent, employee or joint venturer of the other.

            (n) Communications in English. The Parties agree that all communications, notices or any written material to be provided by ORBIMAGE to DISTRIBUTOR or by DISTRIBUTOR to ORBIMAGE under this Agreement shall be in English.

            (o) Payments. All payments due and payable to ORBIMAGE hereunder shall be paid in U.S. Dollars in immediately available funds to the bank account specified by ORBIMAGE in writing.

            (p) Confidential Information. This Agreement is deemed confidential and proprietary information pursuant to the terms of that certain Non-Disclosure Agreement between ORBIMAGE and DISTRIBUTOR. DISTRIBUTOR acknowledges that ORBIMAGE may be required by law to submit this Agreement to the DOC and the U.S. Securities and Exchange Commission and consents to such disclosure.

            (q) No Third Party Beneficiaries. Nothing expressed or referred to herein shall be construed or interpreted to give any Person other than the parties to this Agreement any legal, equitable or other right, remedy or claim under or with respect to this Agreement.

            (r) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                 ORBITAL IMAGING CORPORATION

                                 By:
                                    --------------------------------
                                 Name:
                                      ------------------------------
                                 Title:
                                       -----------------------------

                                 GTT NETCORP, INC.


                                 By:
                                    --------------------------------
                                 Name:
                                      ------------------------------
                                 Title:
                                       -----------------------------

                                  SCHEDULE 1(a)
                               Exclusive Territory

Belize
Costa Rica
El Salvador
Guatemala
Honduras
Mexico
Nicaragua
Panama

                                  SCHEDULE 1(b)
                               ORBIMAGE Trademarks

Mark            Country         Reg. Number/Date          Int'l Class
----            -------         ----------------          -----------
"ORBIMAGE"      U.S.A           2039409 (2/18/97)         42

"ORBVIEW"       U.S.A.          2091116 (8/26/97)         42

"ORBNET"        U.S.A.          2152720 (4/21/98)         42

                                      Logos

[TO BE PROVIDED BY ORBIMAGE]

                                  SCHEDULE 1(c)
                             Performance Parameters

                     [*CONFIDENTIAL TREATMENT REQUESTED*]

                     [*CONFIDENTIAL TREATMENT REQUESTED*]

                                   SCHEDULE 7
                                  Fee Schedule

                     [*CONFIDENTIAL TREATMENT REQUESTED*]


                                Section 8 - (ii)

                     [*CONFIDENTIAL TREATMENT REQUESTED*]




                                Section 8 - (ii)

                                    EXHIBIT A
                       ORBIMAGE End-User License Agreement

[TO BE PROVIDED]